Exhibit 99.2
March 31, 2008
To Our Shareholders:
It is with a great deal of angst that I inform you of your board’s decision to suspend payment of the dividend for the first quarter of 2008. As you know, Fentura Financial, Inc. has previously paid a cash dividend each and every calendar quarter since the holding company was formed in 1987.
I am sure that you recognize that this was one of the most difficult decisions your board has ever had to make. The decision was based solely upon the belief that it is in the company’s best interest to preserve capital given our operating performance, the declining trend in real estate and collateral values, and our continued concerns about the overall Michigan and U.S. economy.
The difficulties we are experiencing are extremely challenging. The sudden collapse of the housing industry, coupled with the overall decline in the economy (preceded in Michigan by the auto industry recession) has had a devastating impact on many of our borrowers. In addition to seriously damaging their ability to pay, we are seeing a dramatic decline in collateral values. While the extraordinary $5 million dollar provision for loan losses taken in the third quarter of 2007 recognized and provided for a major portion of the known credit risk at that time, continued deterioration of the loan portfolio required further loan loss provision expense in the fourth quarter of 2007 and first quarter of 2008 effectively offsetting our core operating earnings.
For those of you who will be able to attend the Annual Meeting on April 22, 2008, we will provide as much detail as possible about what happened to us in 2007, how we have responded, what steps we have already taken to address the situation, and what kind of initiatives we are yet exploring in our effort to return the company to profitability and achieve a return to our traditional and historical stock price trading multiples. For those of you who will not be able to attend the Annual Meeting, we will forward a summary of the presentations immediately following the meeting so that all shareholders will be appropriately informed.
Because of the serious nature of the problems we face, we will continue to communicate with you directly to provide updates as we move throughout the year seeking the point where the economy and our loan quality will stabilize and finally begin to improve. As always, I would be happy to respond to any questions you may have. You can reach me at donaldg@fentura.com or (810) 714-3985.

Sincerely,
Donald L. Grill
President & CEO